- --------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A
                               (AMENDMENT NO. 2)

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 30, 1994
                             ---------------------

                          CHARTER MEDICAL CORPORATION
             (Exact name of Registrant as Specified in its Charter)

          DELAWARE               1-6639         58-1076937
      (State or Other          (Commission   (I.R.S. Employer
      Jurisdiction of         File Number)    Identification
       Incorporation                               No.)
      or Organization)

    577 MULBERRY STREET                            31298
       MACON, GEORGIA
   (Address of Principal                        (Zip Code)
     Executive Offices)

     Registrant's Telephone Number, Including Area Code:    (912) 742-1161

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

    On June 30, 1994, Charter Medical Corporation, a Delaware corporation (the "Company"), completed the acquisition of substantially all the assets of 18 psychiatric hospitals, seven chemical-dependency treatment facilities, one residential treatment facility and one physician outpatient practice (the "Selected Psychiatric Hospitals") from National Medical Enterprises, Inc., a Nevada corporation ("NME"). The Company presently intends to use or operate the assets acquired from NME for the purposes NME operated such assets. The purchase price for the assets was approximately $88.7 million in cash, plus $2 million in cash for a covenant not to complete, plus an additional amount of cash equal to the net working capital of the facilities acquired, amounting to approximately $38.4 million. The amount paid for the net working capital of the facilities acquired is subject to adjustment. In addition, the Company assumed certain liabilities related to the acquired assets. The purchase price for the facilities acquired was determined by NME following its solicitation of bids for the facilities and arm's-length negotiations with the Company. NME and the Company are not related to each other.

    Approximately $98.5 million of the purchase price of the facilities acquired was financed by the Company from the proceeds of the Company's issuance on May 2, 1994, of $375 million aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2004 (the "Senior Subordinated Notes"). Approximately $11.1 of the purchase price was financed by the Company from borrowings pursuant to the Second Amended and Restated Subsidiary Credit Agreement, dated May 2, 1994, among certain subsidiaries of the Company, Bankers Trust Company, as Agent, First Union National Bank of North Carolina, as Co-Agent, and the financial institutions participating therein. The remaining approximately $19.5 million of the purchase price was provided by cash on hand.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a)  Financial Statements of Businesses Acquired.

                          Independent Auditors' Report

The Boards of Directors
National Medical Enterprises, Inc. and
  Charter Medical Corporation:

    We have audited the accompanying combined balance sheets of the Selected Psychiatric Hospitals of National Medical Enterprises, Inc. (the "Selected Psychiatric Hospitals") as of May 31, 1994 and 1993, and the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended May 31, 1994. These combined financial statements are the responsibility of the management of National Medical Enterprises, Inc. ("NME"). Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 9 to the combined financial statements, NME and certain of its subsidiaries at May 31, 1993 were engaged in various lawsuits and were the subject of governmental investigations concerning possible improper practices, some of which may have involved practices at certain of the Selected Psychiatric Hospitals. Subsequent to May 31, 1993, the majority of these lawsuits were settled, and on June 29, 1994, NME entered into a settlement agreement with certain Federal government agencies which finalized all of its open investigations of NME. While NME agreed to pay substantial amounts as part of these settlements and agreements, no settlement amounts have been specifically attributed to individual facilities.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Selected Psychiatric Hospitals of National Medical Enterprises, Inc. as of May 31, 1994 and 1993 and the results of their combined operations and their cash flows for each of the years in the three-year period ended May 31, 1994 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Long Beach, California
August 11, 1994

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                            COMBINED BALANCE SHEETS
                             MAY 31, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                             1993         1994
                                                                                          -----------  -----------
                                               ASSETS
Current assets:
  Cash and cash equivalents.............................................................  $     5,726  $     3,624
  Accounts receivable, net of allowance for bad debts...................................       39,472       38,568
  Inventories of supplies, at cost......................................................        1,214        1,257
  Property, plant and equipment held for sale...........................................      --            88,303
  Prepaid expenses and other assets.....................................................        1,462          982
                                                                                          -----------  -----------
      Total current assets..............................................................       47,874      132,734
Other long term assets..................................................................        8,266      --
Due from owners and affiliates..........................................................      --             5,937
Property, plant and equipment, net......................................................      169,050      --
Preopening costs and other intangible assets, at cost, net of accumulated amortization
 of $23,770 at May 31, 1993.............................................................       10,576      --
                                                                                          -----------  -----------
                                                                                          $   235,766  $   138,671
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                   LIABILITIES AND OWNERS' EQUITY

Current liabilities:
  Current portion of long-term debt.....................................................  $        46  $       529
  Accounts payable......................................................................        7,430        4,962
  Employee compensation and benefits....................................................        6,865        5,601
  Allowance for loss on sale of Selected Psychiatric Hospitals..........................        2,202      --
  Other current liabilities.............................................................        7,161       16,602
                                                                                          -----------  -----------
      Total current liabilities.........................................................       23,704       27,694

Long-term debt, net of current portion..................................................        4,456        3,385
Minority interest.......................................................................        4,390        4,925
Other long-term liabilities.............................................................          333           30
Due to owners and affiliates............................................................      132,728      --

Commitments and contingencies

Owners' equity..........................................................................       70,155      102,637
                                                                                          -----------  -----------
                                                                                          $   235,766  $   138,671
                                                                                          -----------  -----------
                                                                                          -----------  -----------

            See accompanying notes to combined financial statements.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                    YEARS ENDED MAY 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                               1992         1993          1994
                                                                            -----------  -----------  ------------
Net operating revenues....................................................  $   310,561  $   239,869  $    214,210
                                                                            -----------  -----------  ------------
Salaries, general and administrative expenses.............................      250,242      209,678       185,974
Intercompany fees and allocations.........................................       37,000       30,079        26,808
Depreciation and amortization.............................................       19,700       13,134         5,974
Provision for loss on sale of Selected Psychiatric Hospitals..............        2,202      --             94,109
Minority interest in earnings of certain hospitals........................        1,651        1,185           535
Interest, net of capitalized portion of $169 in 1992, $60 in 1993, and $36
 in 1994..................................................................       10,770       11,765        11,710
                                                                            -----------  -----------  ------------
    Total costs and expenses..............................................      321,565      265,841       325,110
                                                                            -----------  -----------  ------------
Loss before income tax benefit............................................      (11,004)     (25,972)     (110,900)
Income tax benefit........................................................       (4,143)      (9,270)      (40,201)
                                                                            -----------  -----------  ------------
Net loss..................................................................  $    (6,861) $   (16,702) $    (70,699)
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

            See accompanying notes to combined financial statements.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED MAY 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                1992        1993         1994
                                                                             ----------  ----------  ------------
Cash flows from operating activities:
  Net loss.................................................................  $   (6,861) $  (16,702) $    (70,699)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization..........................................      19,700      13,134         5,974
    Provisions for losses on accounts receivable...........................      20,799      12,881        14,677
    Provision for minority interest........................................       1,651       1,185           535
    Provision for loss on sale of selected psychiatric hospitals...........       2,202      --            94,109
    Non-cash income tax benefit............................................      (4,143)     (9,270)      (40,201)
    Changes in operating assets and liabilities:
      Accounts and notes receivable........................................       5,683      (6,964)      (13,773)
      Inventories of supplies..............................................         141          87          (183)
      Other current assets.................................................      (2,841)      2,736          (332)
      Pre-opening costs....................................................       2,454      (2,722)      --
      Accounts payable and other accrued expenses..........................       1,575         714        (3,732)
      Other current liabilities............................................       1,892      (5,457)        9,639
      Other long term liabilities..........................................      (1,543)       (833)         (327)
                                                                             ----------  ----------  ------------
  Net cash provided by (used in) operating activities......................      40,709     (11,211)       (4,313)
                                                                             ----------  ----------  ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment...............................     (12,637)    (15,879)      --
                                                                             ----------  ----------  ------------
  Net cash used in investing activities....................................     (12,637)    (15,879)      --
                                                                             ----------  ----------  ------------
Cash flows from financing activities:
  Proceeds from borrowings.................................................       2,551      --           --
  Principal payments on long term debt and capitalized leases..............      --            (505)         (563)
  Net change in amounts due from parent and affiliates.....................     (21,883)     30,930      (100,407)
  Dividends paid to owners.................................................      (7,287)     (3,030)      (13,619)
  Capital contributions....................................................      --          --           116,800
                                                                             ----------  ----------  ------------
  Net cash provided by (used in) financing activities......................     (26,619)     27,395         2,211
                                                                             ----------  ----------  ------------
Net increase (decrease) in cash and cash equivalents.......................       1,453         305        (2,102)
Cash and cash equivalents at beginning of period...........................       3,968       5,421         5,726
                                                                             ----------  ----------  ------------
Cash and cash equivalents at end of period.................................  $    5,421  $    5,726  $      3,624
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

            See accompanying notes to combined financial statements

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.
                     COMBINED STATEMENTS OF OWNERS' EQUITY
                    YEARS ENDED MAY 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                                          TOTAL
                                                                                                         OWNERS'
                                                                                                         EQUITY
                                                                                                       -----------
Balance, May 31, 1991................................................................................  $   104,035
Net loss.............................................................................................       (6,861)
Dividends paid.......................................................................................       (7,287)
                                                                                                       -----------
Balance, May 31, 1992................................................................................  $    89,887

Net loss.............................................................................................      (16,702)
Dividends paid.......................................................................................       (3,030)
                                                                                                       -----------
Balance, May 31, 1993................................................................................  $    70,155

Net loss.............................................................................................      (70,699)
Dividends paid.......................................................................................      (13,619)
Capital contribution.................................................................................      116,800
                                                                                                       -----------
Balance, May 31, 1994................................................................................  $   102,637
                                                                                                       -----------
                                                                                                       -----------

            See accompanying notes to combined financial statements.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          MAY 31, 1992, 1993 AND 1994

1.  SIGNIFICANT ACCOUNTING POLICIES
    The combined financial statements have been prepared in connection with the acquisition by certain subsidiaries of Charter Medical Corporation (Charter) of substantially all of the assets of the 18 psychiatric hospitals, seven chemical-dependency treatment facilities, one residential treatment center and one physician outpatient practice, including related outpatient facilities and other associated assets, (collectively the "Selected Psychiatric Hospitals") from various subsidiaries of National Medical Enterprises, Inc. ("NME"), which transaction is described in more detail in Note 10.

    The combined financial statements present the historical combined financial position and results of operations of the Selected Psychiatric Hospitals and, as a result, include certain assets and liabilities of the Selected Psychiatric Hospitals that Charter will not acquire or assume as part of the transaction described in Note 10.

    One  of  the  Selected Psychiatric  Hospitals  is  owned and  operated  by a partnership in which NME currently owns a controlling interest. It is anticipated that NME's interest in this partnership will be transferred as part of the transaction described in Note 10. This Selected Psychiatric Hospital has been consolidated in the financial statements with the respective minority interest being recorded. Significant intercompany accounts and transactions between the Selected Psychiatric Hospitals have been eliminated.

    NET OPERATING REVENUES

    Net operating revenues consist primarily of net patient service revenues which are based on the hospitals' established billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $174,617,000 in 1992, $147,925,000 in 1993 and $171,346,000 in 1994. Payments under these programs are based on either predetermined rates or the costs of services. Settlements for retrospectively determined rates are estimated in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under these programs. Such amounts, however, are necessarily based upon estimates and the amounts ultimately realized may vary substantially from these estimates. Approximately 15%, 26% and 35% of net operating revenues in 1992, 1993 and 1994 respectively is from the participation of the Selected Psychiatric Hospitals in Medicare and Medicaid programs.

    The Selected Psychiatric Hospitals provide care without charge or at amounts substantially less than their established rates to patients who meet certain financial or economic criteria. Because the Selected Psychiatric Hospitals do not pursue collection of amounts determined to qualify as charity care, they are not reported as gross revenue and are not included in deductions from revenue or in operating and administrative expenses.

    Bad debt expense for estimated uncollectible accounts receivable, net of recoveries, is included in operating and administrative expenses and was $20,798,000 in 1992, $12,881,000 in 1993, and $14,677,000 in 1994.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost, net of accumulated depreciation. The Selected Psychiatric Hospitals principally use the straight-line method of depreciation for buildings, improvements and equipment over their estimated useful lives as follows: buildings and improvements -- generally 20 to 50 years; equipment -- 3 to 15 years.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS

    Preopening costs are generally amortized over 3 to 5 years. Costs in excess of the fair value of identifiable net assets of purchased businesses are generally amortized over 40 years. The straight-line method is used to amortize most intangible assets. During 1994 the remaining preopening costs and other intangible assets net of accumulated amortization were written off as part of the provision for loss on sale of Selected Psychiatric Hospitals.

    CASH EQUIVALENTS

    The Selected Psychiatric Hospitals treat highly liquid investments with an original maturity of three months or less as cash equivalents.

    INCOME TAXES

    The operations of the Selected Psychiatric Hospitals are included in the NME consolidated Federal income tax return and in various unitary and consolidated State income tax returns. NME charges or credits the Selected Psychiatric Hospitals for amounts from applicable separate State income tax returns, if any, and allocates to such hospitals a charge or credit for current and deferred income tax expense attributable to consolidated and unitary Federal and State income taxes. These allocations approximate income tax expense which would be calculated on a stand alone basis. Such allocations are recorded as Due to Owners and Affiliates.

    Deferred tax assets and liabilities attributable to temporary differences of the Selected Psychiatric Hospitals are recorded on the books of an affiliate.

2.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
    The carrying amount of cash, cash equivalents, accounts receivable, accounts payable, interest payable and due to owners and affiliates approximates fair value because of the short maturity of these instruments. The fair value of the Selected Psychiatric Hospitals' long-term debt, (1) calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans, or (2) based on current rates available for debt of the same remaining maturities available to NME, also approximates carrying value.

3.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following at May 31, 1993 (in thousands):

                                                                            1993
                                                                         -----------

Land...................................................................  $    15,553
Buildings and improvements.............................................      160,638
Constructions in progress..............................................        1,910
Equipment..............................................................       42,496
Facilities under capital leases........................................        1,539
                                                                         -----------
                                                                             222,136
Less accumulated depreciation..........................................       53,086
                                                                         -----------
                                                                         $   169,050
                                                                         -----------
                                                                         -----------

    On November 30, 1993, NME decided to discontinue its psychiatric hospital business and adopted a plan to dispose of the psychiatric hospitals within one year. As a result of this decision, NME wrote

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED) down the carrying value of the assets by approximately $94,000,000 to the amount of the expected sales proceeds and has classified the property, plant and equipment as current assets held for sale. See further discussion in Note 10. No depreciation on property, plant and equipment has been recorded subsequent to November 30, 1993, the date the selected facilities were determined to be held for sale.

4.  RELATED PARTY TRANSACTIONS
    Certain  Selected  Psychiatric  Hospitals   participate  in  the  NME   cash
management program which requires that cash deposits be transferred to NME-controlled bank accounts. In this system, generally all cash accounts are zero-balance accounts. Increases and decreases in the NME due to/from owners and affiliates account are principally a function of cash flow and accrued interest (10% in 1992, 1993 and 1994) and noncash entries for certain overhead and expense transfers. Intercompany charges reflected in the combined financial statements are summarized as follows (in thousands):

                                                                         1992       1993       1994
                                                                       ---------  ---------  ---------
Interest expense on intercompany borrowings..........................  $  10,626  $  11,296  $  11,277
Insurance premiums...................................................      4,291      5,494      4,938
Hospital management salaries, bonuses and data processing costs
 allocated from parent...............................................      6,950      6,352      3,234
Other corporate overhead allocations.................................     37,000     30,079     26,808
                                                                       ---------  ---------  ---------
                                                                       $  58,867  $  53,221  $  46,257
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Total interest expense was calculated monthly at a rate of 10% on due to/from owners and affiliates account balances for the years ended May 31, 1992, 1993 and 1994.

    Salaries, general and administrative expenses include gross insurance premiums paid to Health Facilities Insurance Corporation, Ltd. (HFIC), a wholly owned subsidiary of NME, for professional and other insurance coverage. NME also provides certain management and administrative services to the Selected
Psychiatric Hospitals for which it charges a fee. Each of the Selected Psychiatric Hospitals is allocated a portion of the fee based on a specified percentage of gross revenues earned, which is included in salaries, general and administrative expenses in the accompanying combined statements of operations.

    During the fiscal year ended May 31, 1994, capital contributions totalling approximately $117 million were made to the Selected Psychiatric Hospitals by decreasing the amount due to owners and affiliates.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

5.  LONG-TERM DEBT
    Long-term debt of the Selected Psychiatric Hospitals at May 31, 1993 and 1994 is as follows (in thousands):

                                                                   1993       1994
                                                                 ---------  ---------

Notes secured by property, plant and equipment at rates ranging
 from 6% to 11.25%.............................................  $   3,540  $   3,045
Obligations under capital leases at rates ranging from 4.8% to
 14.71%........................................................        962        869
                                                                 ---------  ---------
                                                                     4,502      3,914
Less current portion...........................................         46        529
                                                                 ---------  ---------
                                                                 $   4,456  $   3,385
                                                                 ---------  ---------
                                                                 ---------  ---------

    Minimum principal payments on long-term debt subsequent to May 31, 1994 are as follows (in thousands):

1995.......................................................  $     529
1996.......................................................        607
1997.......................................................        658
1998.......................................................        719
1999.......................................................        663
Thereafter.................................................        738
                                                             ---------
                                                             $   3,914
                                                             ---------
                                                             ---------

    Interest paid to third parties totaled $455,000, $717,000 and $577,000 during the years ended May 31, 1992, 1993 and 1994, respectively.

6.  INCOME TAX BENEFIT
    Income tax expense (benefits) allocated by NME for the years ended May 31 consist of the following amounts (in thousands):

                                                    1992        1993        1994
                                                  ---------  ----------  ----------
Current
  Federal.......................................  $  (1,472)    (10,394)     (7,692)
  State.........................................        536      (1,630)       (162)
                                                  ---------  ----------  ----------
                                                       (936)    (12,024)     (7,854)
                                                  ---------  ----------  ----------
Deferred taxes:
  Federal.......................................     (2,417)      2,094     (26,244)
  State.........................................       (790)        660      (6,103)
                                                  ---------  ----------  ----------
                                                     (3,207)      2,754     (32,347)
                                                  ---------  ----------  ----------
    Total tax benefit...........................  $  (4,143)     (9,270)    (40,201)
                                                  ---------  ----------  ----------
                                                  ---------  ----------  ----------

    The main difference between the Federal statutory rate of 34% and the effective tax rate is attributable to state income taxes, net of Federal income tax benefit.

    Effective June 1, 1993, NME adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). Among other provisions, this standard requires deferred

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

6.  INCOME TAX BENEFIT (CONTINUED)
tax balances to be determined using enacted tax rates for the years in which the taxes will actually be paid or refunds received. At May 31, 1993, deferred tax accounts recorded by an affiliate applicable to the Selected Psychiatric Hospitals' timing differences reflect the statutory rates that were in effect when the deferrals were initiated. Upon adoption, such deferred tax accounts applicable to the temporary differences of Selected Psychiatric Hospitals were adjusted and the affiliate recognized an income tax benefit on account of the change of method. Selected Psychiatric Hospitals continue to receive an allocation of current and deferred income tax expense, modified to reflect the principles contained in SFAS 109.

    Deferred tax assets and liabilities relating to the assets and liabilities of the Selected Psychiatric Hospitals are recorded on the books of an affiliate. As of June 1, 1993 and May 31, 1994, these amounts were as follows (in thousands):

                                                                          JUNE 1, 1993          MAY 31, 1994
                                                                      --------------------  --------------------
                                                                       ASSETS    LIABILITIES  ASSETS   LIABILITIES
                                                                      ---------  ---------  ---------  ---------
Depreciation and fixed asset basis differences......................  $  --      $  12,921  $  18,456  $  --
Receivables -- adjustments and allowances...........................      1,798     --          2,231     --
Cash basis accounting charge........................................     --          5,804     --          4,559
Intangible assets...................................................     --          3,220     --         --
Deferred Compensation...............................................        392     --             38     --
Other accrued assets and liabilities................................      1,294     --             44        346
                                                                      ---------  ---------  ---------  ---------
                                                                      $   3,484  $  21,945  $  20,769  $   4,905
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

7.  LEASE OBLIGATIONS
    Future minimum lease payments for operating leases are as follows (in thousands):

1995......................................................  $   1,878
1996......................................................      1,108
1997......................................................        901
1998......................................................        646
1999......................................................        665
Thereafter................................................      9,650
                                                            ---------
                                                            $  14,848
                                                            ---------
                                                            ---------

    Rental expense under operating leases, including contingent rent expense and short-term leases, was $5,855,000 in 1992, $5,829,000 in 1993, and $4,316,000 in
1994.

8.  PROFESSIONAL AND GENERAL LIABILITY INSURANCE
    The professional and comprehensive general liability risks of the Selected Psychiatric Hospitals are insured by HFIC. The coverage provided is limited to $25,000,000 per occurrence with an annual aggregate limit of $25,000,000. HFIC reinsures risks in excess of $500,000 per occurrence with major insurance carriers.

    The Selected Psychiatric Hospitals also have umbrella coverage with major insurance carriers for losses above the limits provided by HFIC. The excess coverage provided is limited to $75,000,000 per occurrence with an annual aggregate limit of $75,000,000.

    Insurance coverage on the Selected Psychiatric Hospitals is effective through June 30, 1994.

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

9.  OTHER CONTINGENCIES

    UNUSUAL LEGAL PROCEEDINGS

    Beginning in its fiscal year ending May 31, 1992, NME became involved in significant legal proceedings and investigations of an unusual nature related principally to its psychiatric business which are further described below. At May 31, 1993, neither the ultimate disposition of the unusual lawsuits, investigations and claims nor the amount of liabilities or losses arising from them could be determined. Furthermore, at May 31, 1993, NME expected to incur substantial legal charges until these matters could be disposed of, for which NME established a reserve at the parent Company level of the Selected Psychiatric Hospitals.

    1. INSURANCE LITIGATION -- Beginning in July, 1992, various insurance companies filed three lawsuits against NME and certain of its subsidiaries alleging that NME's psychiatric hospitals engaged in certain fraudulent practices. The suits did not allege a specific dollar amount of damages, but sought the return of alleged overpayments, punitive and treble damages, and attorney fees. NME settled these lawsuits in November, 1993 and February, 1994 and paid an aggregate of approximately $215,000,000. In return, the insurers agreed, on an individual basis, to resume standard business relations with NME.

    2. INVESTIGATIONS -- During the fiscal year ending May 31, 1993, NME became aware that certain government agencies were investigating whether some of NME's psychiatric facilities engaged in improper practices. The Federal Government was seeking documents by subpoena from certain facilities, hospitals and regional offices and interviewing and seeking testimony from present and former employees. In addition, on August 26, 1993, the Psychiatric Division's headquarters in Santa Monica, California, the Psychiatric Division's regional offices in Dallas, Texas and Fairfax, Virginia and nine psychiatric facilities unexpectedly were served with search warrants, issued by the Department of Justice, for various categories of documents.

    On June 29, 1994, NME entered into a settlement with various federal agencies which became effective on July 12, 1994 when it was approved by a federal judge. Pursuant to the terms of the agreement, NME agreed to pay approximately $362,700,000 to conclude the federal investigations. In addition, NME reached agreements-in-principle with 27 states and the District of Columbia to pay an additional $16,300,000 to resolve their potential claims related to certain of its psychiatric hospitals.

    3. SHAREHOLDERS' LAWSUITS -- In October and November, 1991, shareholder derivative actions and federal class actions were filed against NME. The derivative action was dismissed by the court in May, 1993, but the dismissal is being appealed by the plaintiffs. On December 20, 1993, shareholders' lawsuits were consolidated into one action. The federal class action alleges violations of the Federal Securities law against NME and certain of its executive officers. The factual allegations underlying these suits are similar to those allegations referred to above. Through a mediation process, the parties to both lawsuits have reached an agreement-in-principle for the settlement of these lawsuits, including contributions to the settlement by certain insurance companies.

    4. PSYCHIATRIC MALPRACTICE CASES INVOLVING FRAUD AND CONSPIRACY CLAIMS -- In addition, NME and certain of its officers and directors are defendants in a number of lawsuits filed on behalf of patients making various claims including conspiracy, false imprisonment, fraud and gross negligence. NME has now settled approximately two-thirds of these lawsuits for $20,500,000.

    The aggregate amount of the reserves recorded by NME in connection with these settlements and agreements as of May 31, 1994 amounted to approximately $740,000,000 including $65,000,000 which was accrued as of May 31, 1993 for an estimate of the costs of defending itself through the trial phase

                       SELECTED PSYCHIATRIC HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          MAY 31, 1992, 1993 AND 1994

9.  OTHER CONTINGENCIES (CONTINUED)
of the cases listed above. These settlements and agreements were reached in the aggregate and were not allocated or apportioned to individual facilities, and management believes that any allocation to facilities would be arbitrary and therefore inappropriate. Accordingly, none of these reserves have been reflected in the accompanying combined financial statements, nor has any provision or any liability resulting from the ultimate disposition of these matters been recognized in such financial statements.

10. DISPOSAL OF PSYCHIATRIC FACILITIES
    On November 30, 1993, NME adopted a plan to discontinue its psychiatric business and dispose of substantially all of its psychiatric hospitals and substance abuse facilities. Accordingly, the Selected Psychiatric Hospitals included in these financial statements have been written down by approximately $94,000,000 to their estimated realizable value as of November 30, 1993.

    NME entered into two separate Asset Sale Agreements, each dated as of March 29, 1994, to sell 47 psychiatric hospitals to certain subsidiaries of Charter for approximately $147 million. One Asset Sale Agreement ("First Facilities Agreement") provides for the sale of 30 facilities for an approximate sales price of $92 million in cash, plus $2 million in cash for a covenant not to compete, plus an additional amount of cash equal to certain components of net working capital of the facilities. The second Asset Sale Agreement ("Subsequent Facilities Agreement") provides for the sale of 17 facilities for an approximate sales price of $55 million in cash, plus $1 million in cash for a covenant not to compete, plus an additional amount of cash equal to certain components of net working capital of the facilities. NME and Charter received a request for additional information related to the sale from the Federal Trade Commission ("FTC") in connection with obtaining approval pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended. The FTC issued approval on June 24, 1994 to the sale of those 30 facilities covered by the First Facilities Agreement. The facilities covered by the Subsequent Facilities Agreement are still subject to the FTC's request for additional information, which is being responded to by NME and Charter.

    On June 30, 1994, NME closed the sale of 27 Selected Psychiatric Hospitals of the 30 facilities covered by the First Facilities Agreement for an approximate aggregate purchase price of $88 million plus $2 million for a covenant not to compete plus an additional amount for certain components of net working capital. The remaining 3 facilities covered by the First Facilities Agreement are expected to be closed in the near future. Based on discussions with the FTC, NME believes that the FTC will not approve the sale of 5 facilities (including a residential treatment center that is leased to a third party) out of the 17 facilities covered by the Subsequent Facilities Agreement. The aggregate purchase price for substantially all of the assets (excluding working capital) of the 42 facilities Charter expects to acquire is approximately $132 million. No specific date has been set to close these sales or the sale of the remaining 3 facilities covered by the First Facilities Agreement, except that all closings under the sales agreements must occur prior to September 30, 1994, unless mutually extended under certain conditions.

    (b) Pro Forma Financial Information

    The Company entered into two separate Asset Sale Agreements with NME, each dated March 29, 1994, providing for the purchase of substantially all of the assets of 36 psychiatric hospitals, eight chemical-dependency treatment facilities, two residential treatment centers and one physician outpatient practice. On June 30, 1994, the Company purchased 27 of the facilities covered by the Asset Sale Agreements from NME. The Company believes that it will not obtain a regulatory approval required for it to acquire five of the facilities (including a residential treatment center that is leased to a third party). The facilities acquired on June 30, 1994, along with the 15 facilities the Company expects to acquire from NME are referred to as the "Target Hospitals."

    The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1993, and the nine months ended June 30, 1994, and the unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1994, set forth below, have been prepared by combining the Company's audited consolidated statement of operations for the year ended September 30, 1993 with the Target Hospitals' unaudited combined condensed statement of operations for the twelve months ended August 31, 1993; combining the Company's unaudited condensed consolidated statement of operations for the nine months ended June 30, 1994 with the Target Hospitals' unaudited combined condensed statement of operations for the nine months ended May 31, 1994; combining the Company's unaudited condensed consolidated balance sheet as of June 30, 1994 with the assets and liabilities of the remaining 15 Target Hospitals; and giving effect to the issuance of the Senior Subordinated Notes, the borrowings pursuant to its amended and restated credit agreements with a group of financial institutions (the "New Credit Agreement"), the application of the proceeds thereof to the repayment of certain debt and to finance the acquisition of the Target Hospitals (the "Financing Transactions") and the payment of the estimated related expenses.

    The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1993, and the nine months ended June 30, 1994, were prepared as if the Financing Transactions had occurred on October 1, 1992 and 1993, respectively. The unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1994, was prepared giving effect to the Financing Transactions, to the extent of the acquisition of 27 Target Hospitals on such date, and the assumption of certain debt of such Target Hospitals and as if the acquisition of the remaining Target Hospitals and related borrowings had occurred on such date.

    For purposes of presenting pro forma results, no changes in revenues and expenses have been made to reflect the result of any modification to operations that might have been made had the Financing Transactions been consummated on the assumed effective dates of such transactions. The pro forma expenses include the recurring costs which are directly attributable to such transactions, such as interest expense, and the related tax effects. The pro forma financial information does not purport to be indicative of the results which would actually have been attained had such transactions been completed as of the date and for the periods presented or which may be attained in the future.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                              AS OF JUNE 30, 1994
                                 (IN THOUSANDS)
                                     ASSETS

                                                                          TOTAL
                                                                        CONTINUING
                                                                        CHARTER AS    PRO FORMA        PRO FORMA
                                                                         REPORTED    ADJUSTMENTS      CONSOLIDATED
                                                                        ----------   ------------     ------------
Current assets
  Cash and cash equivalents...........................................  $ 103,547    $ (52,012)(a)    $    54,961
                                                                                         3,426(b)
  Accounts receivable, net............................................    173,327       13,188(a)         186,515
  Supplies............................................................      6,470          824(a)           7,294
  Other current assets................................................     16,411          488(a)          16,899
                                                                        ----------                    ------------
    Total current assets..............................................    299,755                         265,669
Property and equipment
  Land................................................................     97,804        3,635(a)         101,439
  Buildings and improvements..........................................    378,808       29,223(a)         408,031
  Equipment...........................................................     88,351        8,093(a)          96,444
                                                                        ----------                    ------------
                                                                          564,963                         605,914
  Accumulated depreciation............................................    (49,631)                        (49,631)
                                                                        ----------                    ------------
                                                                          515,332                         556,283
  Construction in progress............................................      3,263           44(a)           3,307
                                                                        ----------                    ------------
                                                                          518,595                         559,590
Other long-term assets................................................    115,177        1,000(a)         116,264
                                                                                            87(a)
Reorganization value in excess of amounts allocable to identifiable
 assets, net..........................................................     33,801                          33,801
                                                                        ----------   ------------     ------------
                                                                        $ 967,328    $   7,996        $   975,324
                                                                        ----------   ------------     ------------
                                                                        ----------   ------------     ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable....................................................  $  49,730    $   2,202(a)     $    51,932
  Accrued expenses....................................................     85,659        2,113(a)          87,772
  Other accrued liabilities...........................................     52,352                          52,352
  Current income taxes payable........................................      4,987                           4,987
  Current maturities of long-term debt and capital lease
   obligations........................................................      2,999                           2,999
                                                                        ----------                    ------------
    Total current liabilities.........................................    195,727                         200,042
Long-term debt and capital lease obligations..........................    534,232        3,426(b)         537,658
Deferred income tax liabilities.......................................     33,665                          33,665
Reserve for unpaid claims.............................................     97,695                          97,695
Deferred credits and other long-term liabilities......................     20,359        255(a)            20,614
Stockholders' equity
  Common stock........................................................      6,723                           6,723
  Other stockholders' equity
    Additional paid-in capital........................................    240,648                         240,648
    Accumulated deficit...............................................    (72,672)                        (72,672)
    Unearned compensation under ESOP..................................    (85,826)                        (85,826)
    Warrants outstanding..............................................        182                             182
    Cumulative foreign currency adjustments...........................     (3,405)                         (3,405)
                                                                        ----------                    ------------
      Stockholders' equity............................................     85,650                          85,650
Commitments and contingencies
                                                                        ----------   ------------     ------------
                                                                        $ 967,328    $   7,996        $   975,324
                                                                        ----------   ------------     ------------
                                                                        ----------   ------------     ------------

- ------------------------------
See Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE 12 MONTHS             PRO FORMA
                                                                   ENDED 8/31/93              ADJUSTMENTS
                                                               ----------------------  -------------------------
                                                                            15 TARGET                 15 TARGET
                                                     TOTAL      27 TARGET   HOSPITALS   27 TARGET     HOSPITALS
                                                   CONTINUING   HOSPITALS   REMAINING   HOSPITALS     REMAINING
                                                   CHARTER AS   PURCHASED     TO BE     PURCHASED       TO BE           PRO FORMA
                                                    REPORTED   ON 6/30/94   PURCHASED   ON 6/30/94    PURCHASED        CONSOLIDATED
                                                   ----------  -----------  ---------  ------------   ----------       ------------
Net revenue......................................  $  897,907  $   226,727  $ 117,314                                  $  1,241,948
                                                   ----------  -----------  ---------                                  ------------
Salaries, general and administrative expenses....     640,847      190,344     91,955  $      2,500(c) $    1,500(c)        927,539
                                                                                                958(d)       (565)(d)
Bad debt expense.................................      67,300        9,236      5,131                                        81,667
Intercompany fees and
 allocations.....................................      --           29,999     15,224       (29,999)(e)    (15,224)(e)      --
Depreciation and amortization....................      26,382       13,253      6,232        (8,225)(f)     (3,845)(f)       33,797
Amortization of reorganization value in excess of
 amounts allocable to identifiable assets........      42,678      --          --                                            42,678
Interest, net....................................      74,156       12,239      2,462       (21,061)(g)        312(g)         53,919
                                                                                            (11,727)(h)     (2,462)(h)
ESOP expense.....................................      45,874      --          --                                            45,874
Stock option expense.............................      38,416      --          --                                            38,416
Minority interest in earnings of certain
 hospitals.......................................      --              958       (565)         (958)(d)        565(d)        --
                                                   ----------  -----------  ---------                                  ------------
                                                      935,653      256,029    120,439                                     1,223,890
                                                   ----------  -----------  ---------                                  ------------
Income (Loss) from continuing operations before
 income
 taxes...........................................     (37,746)     (29,302)    (3,125)       68,512       19,719             18,058
Provision (Benefit) for income taxes.............       1,874      (10,603)     2,493        25,503(j)      3,813(j)         23,080
                                                   ----------  -----------  ---------  ------------   ----------       ------------
Loss from continuing
 operations......................................  $  (39,620) $   (18,699) $  (5,618) $     43,009   $   15,906       $     (5,022)
                                                   ----------  -----------  ---------  ------------   ----------       ------------
                                                   ----------  -----------  ---------  ------------   ----------       ------------
Average number of common
 shares outstanding..............................      24,875                                                                24,875
                                                   ----------                                                          ------------
                                                   ----------                                                          ------------
Loss from continuing operations per common
 share...........................................  $    (1.59)                                                         $       (.20)
                                                   ----------                                                          ------------
                                                   ----------                                                          ------------

- ------------------------
See Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    FOR THE NINE MONTHS ENDED JUNE 30, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   PRO FORMA
                                                        FOR THE 9 MONTHS          ADJUSTMENTS
                                                         ENDED 5/31/94       ---------------------
                                                     ----------------------                   15
                                                                  15 TARGET                 TARGET
                                           TOTAL      27 TARGET   HOSPITALS   27 TARGET     HOSPITALS
                                         CONTINUING   HOSPITALS   REMAINING   HOSPITALS     REMAINING
                                         CHARTER AS   PURCHASED     TO BE     PURCHASED     TO BE         PRO FORMA
                                          REPORTED   ON 6/30/94   PURCHASED   ON 6/30/94    PURCHASED    CONSOLIDATED
                                         ----------  -----------  ---------  ------------   ------       ------------
Net revenue............................  $  642,284  $   161,812  $  84,011                              $   888,107
                                         ----------  -----------  ---------                              ------------
Salaries, general and administrative
 expenses..............................     463,788      129,543     66,100  $      1,875(c) $1,125(c)       662,832
                                                                                      396(d)      5(d)
Bad debt expense.......................      48,822       11,828      6,571                                   67,221
Intercompany fees and
 allocations...........................      --           19,071     12,318       (19,071)(e) (12,318)(e)     --
Depreciation and amortization..........      20,371        2,659      1,541         1,112(f)    250(f)        25,933
Amortization of reorganization value in
 excess of amounts allocable to
 identifiable assets...................      23,400      --          --                                       23,400
Interest, net..........................      27,064        8,616      2,692        12,828(g)    159(g)        40,397
                                                                                   (8,270)(h) (2,692)(h)
ESOP expense...........................      36,898      --          --                                       36,898
Stock option expense...................       6,936      --          --                                        6,936
Minority interest in earnings of
 certain hospitals.....................      --              396          5          (396)(d)     (5)(d)     --
Provision for loss on sale of
 assets................................      --           94,109     46,907       (94,109)(i) (46,907)(i)     --
                                         ----------  -----------  ---------                              ------------
                                            627,279      266,222    136,134                                  863,617
                                         ----------  -----------  ---------                              ------------
Income (Loss) before income
 taxes.................................      15,005     (104,410)   (52,123)      105,635   60,383            24,490
Provision (Benefit) for income taxes...      15,638      (37,604)   (19,139)       38,094(j) 22,443(j)        19,432
                                         ----------  -----------  ---------  ------------   ------       ------------
Net income (loss) from continuing
 operations............................  $     (633) $   (66,806) $ (32,984) $     67,541   $37,940      $     5,058
                                         ----------  -----------  ---------  ------------   ------       ------------
                                         ----------  -----------  ---------  ------------   ------       ------------
Average number of common shares
 outstanding (k).......................      26,225
                                         ----------
                                         ----------
Loss per common share (k)..............  $     (.02)
                                         ----------
                                         ----------
Earnings per common share and common
 equivalent share (k)..................                                                                  $       .19
                                                                                                         ------------
                                                                                                         ------------
Earnings per common share assuming full
 dilution (k)..........................                                                                  $       .19
                                                                                                         ------------
                                                                                                         ------------

- ------------------------
See Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a) To record the purchase of the property and equipment, the working capital and the covenant not to compete for the 15 Target Hospitals remaining to be acquired, as detailed below, using the purchase method of accounting.

Accounts receivable...............................................  $  13,188
Supplies..........................................................        824
Other current assets..............................................        488
Other long-term assets............................................         87
Accounts payable..................................................     (2,202)
Accrued expenses..................................................     (2,113)
Other long-term liabilities.......................................       (255)
                                                                    ---------
  Working capital purchased.......................................     10,017
                                                                    ---------
Land..............................................................      3,635
Buildings and improvements........................................     29,223
Equipment.........................................................      8,093
Construction in progress..........................................         44
                                                                    ---------
  Property and equipment purchased................................     40,995
                                                                    ---------
Covenant not to compete...........................................      1,000
                                                                    ---------
  Total purchase price............................................  $  52,012
                                                                    ---------
                                                                    ---------

(b) To record proceeds from issuance of new debt under the New Credit Agreement utilized in acquiring the 15 Target Hospitals remaining to be acquired.
(c) To record estimated incremental overhead related to the Target Hospitals. This amount was calculated by preparing a detailed zero based budget and included the following functions: data processing, cost report preparation, tax, accounting, payroll, accounts payable, risk management, division management, treasury and internal audit.
(d) To reclassify to operating expenses the minority interests in certain hospitals.
(e) To eliminate intercompany management fees and corporate overhead allocated to the Target Hospitals by their parent corporations.
(f) To remove the historical depreciation and amortization of the Target Hospitals and record depreciation expense on buildings and equipment purchased and amortization expense related to intangibles as follows:

                                                            FOR THE YEAR ENDED       FOR THE NINE MONTHS
                                                            SEPTEMBER 30, 1993       ENDED JUNE 30, 1994
                                                         ------------------------  ------------------------
                                                                       15 TARGET                 15 TARGET
                                                          27 TARGET    HOSPITALS    27 TARGET    HOSPITALS
                                                          HOSPITALS    REMAINING    HOSPITALS    REMAINING
                                                          PURCHASED      TO BE      PURCHASED      TO BE
                                                         ON 6/30/94    PURCHASED   ON 6/30/94    PURCHASED
                                                         -----------  -----------  -----------  -----------
Depreciation expense -- buildings......................   $   2,767    $   1,128    $   2,075    $     846
Depreciation expense -- equipment......................       1,580          973        1,185          730
Amortization expense...................................         681          286          511          215
                                                         -----------  -----------  -----------  -----------
                                                          $   5,028    $   2,387    $   3,771    $   1,791
                                                         -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------

    Pro forma depreciation and amortization are less than historical Target Hospital amounts for the year ended September 30, 1993 because the values assigned to property, plant and equipment and intangibles are less than the historical values.

    Pro forma depreciation and amortization exceed historical Target Hospital amounts for the nine months ended June 30, 1994 because depreciation and amortization had not been recorded since November 30, 1993 due to NME's decision to sell the facilities.

(g) Interest expense related to the refinancing of the Company's existing indebtedness and the borrowings under the New Credit Agreement and the Senior Subordinated Notes was determined reflecting the Company's pro forma capitalization as if it were outstanding during the entire period as follows:

                                                                                 FOR THE YEAR
                                                                                     ENDED      FOR THE NINE
                                                                      INTEREST   SEPTEMBER 30,  MONTHS ENDED
                                                           AMOUNT       RATE         1993       JUNE 30, 1994
                                                         -----------  ---------  -------------  -------------
New Credit Agreement...................................  $    76,010      6.625%  $     5,106    $     3,819
Senior Subordinated Notes..............................      375,000      11.25%       42,187         31,641
Letter of credit fees..................................       72,974       0.25%          185            138
Revolver availability fees.............................      151,015       0.50%          765            572
Debt issue cost amortization...........................       19,064                    2,645          1,972
Old debt remaining interest....................................................         6,054          4,481
Historical interest income.....................................................        (3,535)        (2,572)
                                                                                 -------------  -------------
Subtotal.......................................................................        53,407         40,051
Historical Charter interest....................................................        74,156         27,064
                                                                                 -------------  -------------
Adjustment.....................................................................   $   (20,749)   $    12,987
                                                                                 -------------  -------------
                                                                                 -------------  -------------

(h) To remove historical interest expense of the Target Hospitals other than interest on long-term debt and capital lease obligations to be assumed by the Company.
(i) To remove the provision for loss on sale of assets recorded by the Target Hospitals related to the sale of assets and working capital to the Company.
(j) To adjust the income tax provision resulting from the losses of the Target Hospitals and the pro forma adjustments, based on the historical combined federal and state statutory rate of 38% and 40% for the year ended September 30, 1993 and the nine months ended June 30, 1994, respectively, as shown below:

                                                                     FOR THE YEAR ENDED  FOR THE NINE MONTHS
                                                                     SEPTEMBER 30, 1993  ENDED JUNE 30, 1994
                                                                     ------------------  --------------------
Income from continuing operations before income taxes..............      $   18,058           $   24,490
Add nondeductible expenses:
  Amortization of reorganization value in excess of amounts
   allocable to indentifiable assets...............................          42,678               23,400
  Other nondeductible expenses.....................................          --                      691
                                                                           --------             --------
                                                                             60,736               48,581
Tax Rate...........................................................             38%                  40%
                                                                           --------             --------
Pro forma income tax provision.....................................      $   23,080           $   19,432
                                                                           --------             --------
                                                                           --------             --------

(k) Loss per common share for the nine months ended June 30, 1994 was calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Common equivalent shares would have been antidilutive and were therefore not included in the calculation of loss per common share. Pro forma earnings per common share and common equivalent share were calculated by dividing net income by the total weighted average common shares outstanding during the period (26,225,316) increased by the number of shares issuable on the exercise of options and warrants outstanding, reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options and warrants (1,052,443). Those purchases were assumed to have been made at the average price of the common stock during the period. Pro forma earnings per common share assuming full dilution were calculated in the same manner. However, purchases assumed in the computation of pro forma earnings per common share assuming full dilution were computed using the common stock price at the end of the period, which was higher than the average price. The net increase resulting from the exercise of options and warrants outstanding would have been 1,062,739.

    (c) Exhibits

    2(a) Asset Sale Agreement (First Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller, and Charter Medical Corporation, as Buyer, which was filed as Exhibit 2(d) to the Company's Registration Statement on Form S-4 (File No. 33-53701), and which is incorporated herein by reference.

    2(b) Asset Sale Agreement (Subsequent Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller, and Charter Medical Corporation, as Buyer, which was filed as Exhibit 2(e) to the Company's Registration Statement on Form S-4 (File No. 33-53701), and which is incorporated herein by reference.

          Exhibits 2(a) and 2(b) do not contain copies of the exhibits and schedules to such agreements. Such agreements describe such exhibits and schedules. The Company agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibit or schedule to such agreements.

    23(a)  Consent of KPMG Peat Marwick.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 20, 1994

                                          Charter Medical Corporation

                                          By           /s/ John R. Day
                                          --------------------------------------
                                                        John R. Day,
                                                Vice President -- Controller
                                                 (Chief Accounting Officer)